May 4, 2006

Securities and Exchange Commission

Washington, DC 20549

RE:          Litfunding Corp.

                File No. 000-49679

Ladies and Gentlemen:

We were previously the independent registered public accounting firm for Litfunding Corp. and, under the date of March 11, 2005, we reported on the financial statements of Litfunding Corp. as of and for the year ended December 31, 2004. On or about April 28, 2006, we were notified that Litfunding Corp. appointed another independent registered public accounting firm for the Company. We have read Litfunding Corp.'s statements included under Item 4.01(a) of its Form 8-K filed on May 4, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with Litfunding Corp's statement that during the two most recent fiscal years ended December 31, 2004, and the subsequent interim periods prior to Epstein, Weber & Conover, PLC's dismissal, Litfunding Corp. did not consult with other auditors regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K. However, during the past two fiscal years, we have informed management of Litfunding Corp. of significant deficiencies in internal controls which we believe is a reportable event under Item 304(a)(1)(iv)(B)(1) of Regulation SB.

Very truly yours,

/s/ EPSTEIN, WEBER & CONOVER, PLC